UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 3, 2007

ZAP
(Exact name of Registrant as specified in its charter)

California	001-32534	94-3210624
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

501 Fourth Street Santa Rosa, CA	95401
(Address of principal executive offices)	(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement
ZAP signed a distribution agreement this week with PML FlightLink Limited (PML) for the purchase of an advanced propriety wheel motor and control system. ZAP received the exclusive rights to use this system in its current and future product line. ZAP secured the PML wheel motor technology to play a key role in the development of next generation electric vehicles being developed with Lotus Engineering. Electric vehicle concepts like the ZAP-X crossover SUV have targeted unprecedented performance goals, including a top speed of 155 mph, 0 to 60 mph acceleration in 4.8 seconds, and a peak 644 horsepower.

In conjunction with the agreement with PML, ZAP has committed to an initial order of approximately $10 million in PML wheel motors, subject to terms and conditions agreed on by the parties.

ZAP has also undertaken a feasibility study with Lotus Engineering to explore the development of next generation electric vehicles that incorporate the latest advances in technology. The two companies met last week at ZAP's headquarters in Santa Rosa for discussions with potential suppliers and distributors.

A copy of the Company’s press release relating to the items described above is attached as Exhibit 99.1.

 Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title or Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Date: May 3, 2007	By: /s/ Steven M. Schneider
Steven M. Schneider
Chief Executive Officer